UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2020

GENIUS BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-37950	20-4118216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 N. Canon Drive, 4th Fl. Beverly Hills, CA	90210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GNUS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On October 28, 2020, Genius Brands International, Inc., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”), pursuant to which the Company agreed to issue and sell, in a registered direct offering by the Company directly to the Investors (the “Offering”), an aggregate of 37,400,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”), and warrants (“Investor Warrants”) to purchase up to 37,400,000 shares of our Common Stock (“Investor Warrant Shares”), available to the Company through an increase in authorized shares, as approved by the shareholders on August 27, 2020. The purchase price was $1.55 per fixed combination of one share of common stock and a warrant to purchase one share of common stock, for gross proceeds of approximately $57.9 million before deducting the placement agent fees and offering expenses. The Company intends to use the net proceeds of the Offering for certain accretive future acquisitions, and for our operations, including, but not limited to, the development, production, distribution and marketing of animated content, including the recently announced Shaq’s Garage, and associated licensed merchandise and general working capital.

The Investor Warrants have an exercise price of $1.55 per share and are exercisable immediately on the date of issuance, and at any time thereafter up to five years from the initial issuance date. A holder will not have the right to exercise any portion of the Investor Warrant if the holder would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon notice from the holder to the Company, the holder may increase or decrease the beneficial ownership limitation up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Investor Warrants, provided that any increase in such beneficial ownership limitation shall not be effective until 61 days following notice from the holder to the Company.

The Offering closed on October 30, 2020. The Special Equities Group, a division of Bradley Woods & Co. Ltd., acted as placement agent and will receive (i) a cash fee of approximately $4.1 million and (ii) warrants (“Placement Agent Warrants” and together with Investor Warrants, the “Warrants”) to purchase 2,618,000 shares of Common Stock (“Placement Agent Warrant Shares” and together with Investor Warrant Shares, the “Warrant Shares”). The Placement Agent Warrants have the same form and terms as the Investor Warrants. In addition, the Company will pay the placement agent a cash fee equal to 7% of the aggregate gross proceeds from the exercise of any Warrants. The Partnership has also agreed to reimburse the lead Investor for $25,000 of its legal fees and expenses incurred in connection with the Offering.

The Shares, Warrants, and Warrant Shares were offered by the Company pursuant to a registration statement on Form S-3 as previously filed and declared effective by the Securities and Exchange Commission and the base prospectus contained therein (File No. 333-248623) and an additional registration statement on Form S-3 filed pursuant to Rule 462(b) (File No. 333-249694), which became automatically effective on October 28, 2020.

The foregoing summary of the Warrants and the Purchase Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the Form of Warrant and the Form of Purchase Agreement, attached hereto as Exhibits 4.1 and 10.1, respectively, which are incorporated into this Item 1.01 by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the opinion of Woodburn and Wedge relating to the legality of the issuance and sale of the Shares and Warrants is attached as Exhibit 5.1 hereto.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

4.1	Form of Warrant
5.1	Opinion of Woodburn and Wedge
10.1	Form of Securities Purchase Agreement, dated as of October 28, 2020, by and among Genius Brands International and the Investors
23.1	Consent of Woodburn and Wedge (included in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: October 30, 2020	By:	/s/ Andy Heyward
	Name:	Andy Heyward
	Title:	Chief Executive Officer

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